Exhibit 99

Spring Pharmaceutical Group Inc. Starts Harvesting Seed Pods from Its Acer Truncatum Bunge Planting Bases
Jining, China, Nov. 27, 2018 /PRNewswire/ -- Spring Pharmaceutical Group, Inc. (OTCQB: CYIG) ("Spring Pharmaceutical" or the "Company") today announced that it has started reaping seed pods from over 700,000 trees, or approximately 10% of the total  of approximately 7,000,000 trees, at its 5,880 mu truncatum bunge planting bases (the "Planting Bases"). This marks the first harvest of seed pods from acer truncatum trees grown by the Company since the Company started the development of its own Planting Bases in June 2013. The Company expects to reap over 300 tons of seed pods at the Planting Bases through December 31, 2018 that can be used for production of approximately 30 tons of acer truncatum seed oil.  Before harvesting its own seed pods, the Company has been dependent on purchases of all its seed pods from third party vendors since July 2015.
"Since June 2013, we have invested over $49 million in the Planting Bases and planted over 7,000,000 acer truncatum bunge trees.  As the remaining crops of seed pods will be gradually ready for production as the trees mature during the next three or four years, depending upon the timing of their harvest, we believe this further strengthens our market position as a fully integrated, industrial-scale acer truncatum seed oil producer. With self-grown planting bases, modern oil production facilities, and direct sale channels, we believe that our acer truncatum seed oil business has competitive advantages in pricing, production and distribution," said Tinghe Yan, Chairman and Chief Executive Officer of Spring Pharmaceutical.
About Spring Pharmaceutical Group, Inc.
Based in Jining, Shandong Province and founded in January 1989, Spring Pharmaceutical Group, Inc., through its subsidiaries, engages in the business of (i) distributing health care supplement products manufactured by Shandong Yongchuntang Group Co., Ltd. in the PRC, (ii) developing, manufacturing, and selling Huoliyuan capsules, a prescription medicine, (iii) developing acer truncatum bunge planting bases, and manufacturing and selling acer truncatum bunge seed oil in the PRC. Acer truncatum bunge plants are a species of maple tree. For more information about the Company, please visit http://www.yctgroup.com/.
Forward-Looking Statements
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.
For more information, please contact:
At the Company:
Zecheng Shao, Vice President
Phone: +86-156-5377-2006
 Email: zc_shao@126.com

Investor Relations:
Tony Tian, CFA
Weitian Group LLC
Phone: +1-732-910-9692
 Email: ttian@weitianco.com